UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NL ONE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	N/A	26-4033740
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3600 – Electronic & Other Electrical Equipment	0001486640
(Standard Industrial	(Central Index Key)
Classification)

5348 Vegas Drive
Las Vegas, NV 89108
 (Address of principal executive offices, including zip code)

(702) 871-8678
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

With a copy to:
Andrew J. Befumo, Esq.
Befumo & Schaeffer, PLLC
2020 Pennsylvania Avenue #840
Washington, DC 20006
Phone: (202) 725-6733
Fax: (202) 478-2900

Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock offered by Company	4,000,000	$0.02	$80,000	$5.70
Common Stock offered by the Selling Shareholders	14,880,000	$0.02	$297,600	$21.22
TOTAL	18,880,000	$0.02	$377,600	$26.92

(1) Estimated solely for the purposes of calculating the registration fee under Rule 457.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NL ONE CORPORATION
18,880,000 Shares of Common Stock
 $0.02 PER SHARE

NL One Corporation (the “Company” or “Registrant”) is offering up to 4,000,000 shares of its common stock, and the Selling Shareholders are offering 14,880,000 shares of the Company’s common stock.  The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. This is our initial public offering and no public market currently exists for our shares.  The initial public offering price for our common shares will be $0.02. (The offering of the Shares may be referred to herein as the "Offering.")  The Selling Shareholders will sell their shares at a price per share of $0.02 until our shares are quoted on the Over the Counter Bulletin Board (OTCBB) and thereafter at prevailing market prices or in privately negotiated transactions.  While we plan to have our shares listed on the OTCBB, there is no assurance that our shares will be approved for listing on the OTCBB or any other listing service or exchange.

Offering of the Company Shares

The Company Shares are being offered on a best efforts basis by Diane L. Harder, our president and director, in a direct public offering, without any involvement of underwriters or broker-dealers. Our director will not receive any commissions or proceeds from the offering for selling shares on our behalf.  The offering price of the Company Shares is $0.02 per share. In the event that 2,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 2,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to you without interest or deduction of any kind. If at least 2,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Wachovia Bank, N.A., 795 Nalles Mill Road, Culpeper, VA 22701. The foregoing account is not an escrow, trust or similar account. It is merely a separate account under our control where we will segregate your funds.

There is no minimum purchase requirement and there are no arrangements to place the funds in an escrow, trust or similar account.

Investing in our common stock involves risks. See "Risk Factors" starting at Page 7.

	Offering Price	Expenses	Proceeds to Us
Per Share – minimum	$0.02	$0.00625	$0.01375
Per Share – maximum	$0.02	$0.0032	$0.0168
Minimum	$40,000	$12,500	$27,500
Maximum	$80,000	$12,800	$67,200

The difference between the "Offering Price" and the "Proceeds to Us" is $3,000 if the minimum amount of shares is sold in this offering.  The difference between the “Offering Price” and the “Proceeds to Us” is $5,000 if the maximum number of shares is sold in this offering.  The expenses per share would be adjusted according to the offering amounts between the minimum and maximum. The expenses will be paid to unaffiliated third parties for expenses connected with this offering. The expenses will be paid from current funds on hand, and initial proceeds of this offering once the minimum subscription has been reached.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the US Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March ____, 2010.

Table of Contents

Prospectus Summary	5

Risk Factors	7

Use of Proceeds	12

Determination of Offering Price	13

Dilution of the Price Per Share	13

Selling Security Holders	15

Plan of Distribution	17

Description of Securities	21

Interest of Named Experts and Counsel	22

Information With Respect to the Registrant	23

Plan of Operation	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations	34

Directors and Executive Officers	35

Executive Compensation	37

Security Ownership of Certain Beneficial Owners and Management	38

Certain Relationships and Related Transactions	38

Recent Sales of Unregistered Securities	41

Financial Statements	41

Dealer Prospectus Delivery Obligation

Until 180 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary
The following summary highlights selected information contained in this prospectus. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this prospectus, including but not limited to, the “Risk Factors” beginning on page 7.  References to "we," "us," "our," "NL One," or the "Company" refers to NL One Corporation unless the context indicates another meaning.

Our Company
NL One Corporation was incorporated in the State of Nevada, United States of America, on October 17, 2007 under the name Nevada Legacy Enterprises Corporation. Our fiscal year end is December 31. Our principal executive offices are located at 5348 Vegas Drive, Las Vegas, NV 89108, and our telephone number is (702) 871-8678.  On February 4, 2010, we amended our Articles of Incorporation thereby changing our name to NL One Corporation.

We are involved in the development and marketing of new and innovative electronic and fiber-optic technologies.  While the Company’s patent pending technology currently resides primarily in the health care field, our business model comprises the expansion of our existing technologies to other non-health care related fields, as well as the development of new technologies through a comprehensive research and development program as well as through strategic acquisitions.

We are a development stage company.  As of December 31, 2009, we have generated no revenues, have incurred $359 in losses since our inception on October 17, 2007, and have relied upon the sale of our securities in unregistered private placement transactions and capital contributions from our current president, Diane L. Harder, to fund our operations.   We do not expect to generate sufficient revenue to sustain operations during the next twelve months. Consequently, we will continue to depend on additional financing in order to maintain our operations and continue with our corporate activities. Based on these uncertainties, our independent auditors included additional comments in their report on our financial statements for the period from inception (October 17, 2007) to December 31, 2009, indicating concerns about our ability to continue as a going concern.

Our financial statements contain additional note disclosures describing the circumstances that led to the “going concern” disclosure by our independent auditors. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

This Offering and any investment in our common stock involve a high degree of risk. If we are unable to generate significant revenue, we may be obliged to cease business operations due to lack of funds. We face many challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.

The Offering

Following is a brief summary of this Offering:

Securities being offered	A minimum of 2,000,000 shares and a maximum of 4,000,000 shares are offered by the Company. 14,880,000 shares are offered by the Selling Shareholders.

Offering price per share by the Company:	$0.02 per share
Number of shares outstanding before the Offering of common shares:	34,888,000 common shares
Number of shares outstanding after the Offering of common shares:	38,888,000 common shares if maximum number of shares are sold; 36,888,000 common shares if minimum number of shares are sold

Use of proceeds:
The Company will not receive any proceeds from the shares offered by the Selling Shareholders.  The proceeds received by the Company from the Company’s Offering of shares shall be used to pursue protection for the Company’s intellectual property, and to fund operations.

You should rely only upon the information contained in this prospectus.  The Company has not authorized anyone to provide you with information different from that, which is contained in this prospectus.  The selling security holder is offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or of any sale of the common stock.

Summary of Financial Information
The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus.    You should read this information in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

Balance Sheet Data	As of December 31, 2009
Total Assets	$8,701
Total Liabilities	$1,600
Shareholder’s Equity	$7,101
Operating Data	October 17, 2007 (inception) through December 31, 2009
Revenue	$0
Net Loss	$359
Net Loss Per Share	$.00

As shown in the financial statements accompanying this prospectus, NL One has had no revenues to date and has incurred only losses since its inception.  The Company has had no operations and has been issued a “going concern” opinion from our auditors based upon the Company’s reliance upon the sale of our common stock as the sole source of funds for our future operations.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this document, including the financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only risks facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations, and the value of our common stock could be materially and adversely affected.

Risks Related to Our Business

Our technologies are not fully developed
Our technologies are in the development stage, and have not been reduced into fully functioning prototypes.  There is no guaranty that products based on our current technologies will be viable, or that we will be able to develop or acquire viable technologies.

We must obtain governmental approvals or clearances before we can sell  products based on our technologies
We intend to test and market our products in the United States and worldwide.  In order to market our medical products in the United States we must first obtain US FDA approval. We currently have not begun the process of obtaining approval by the US FDA, and there is no guaranty that we will be able to obtain such approval.  We also have not begun the process of obtaining approval by governmental agencies in other countries in which we plan to market our products.  Failure to obtain such approvals will have a negative impact on our business plans.

Impracticability of exhaustive investigation
Our limited financial resources may make it impracticable to conduct a complete and exhaustive investigation and analysis of technologies before we commit our capital or other resources thereto.  Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable.

Lack of diversification
Our limited financial resources may prevent diversification of our technologies. The inability to diversify our activities into several unrelated areas may subject us to economic fluctuations within a particular business, industry or market segment, and therefore increase risks associated with our operations.

We cannot assure the safety or effectiveness of our products
To obtain and maintain required regulatory approvals and secure the confidence of physicians and others whose acceptance is needed for our medical products, we will need to demonstrate that our products are safe and effective. We cannot assure that our products will be deemed safe and effective. Our products have not been fully developed, used or tested to a sufficient extent to permit us to predict their safety and effectiveness.

Our patent applications and proprietary rights may not provide us with significant competitive advantage
Our success may depend heavily on our ability to obtain and retain patent protection for our product candidates, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties.  We currently own two pending patent applications.  We may file additional patent applications in the US and in other countries. Claims in the pending patent applications may not issue as patents, and issued patents may not provide us with meaningful competitive advantages. In addition, challenges may be instituted against the validity or enforceability of any patent owned or licensed by us. Furthermore, others may independently develop similar or superior technologies, duplicate our technologies or design around the patented aspects of our technologies. We may also infringe upon prior or future patents owned by others, and may be forced to acquire licenses under patents belonging to others for technology potentially useful or necessary to our business. These licenses may not be available on terms acceptable to us, if at all. Moreover, patents issued to or licensed by us may be infringed by others. The cost of litigation involving patents, whether brought by or against us, can be substantial, and can result in adverse determinations to us, including declaration of our patents as invalid.

Our proposed products may never achieve a satisfactory level of market acceptance
Our future growth and profitability will depend, in large part, on the acceptance of our proposed products. This acceptance will be substantially dependent on educating the marketplace as to the full capabilities, distinctive characteristics and perceived benefits of the proposed products.  There is no guaranty that the marketplace will accept our products, and the failure of the marketplace to accept our products would have a material adverse effect to our business and profitability.

We may not be able to compete successfully against our competitors
We are engaged in rapidly evolving and highly competitive fields. Competition from biotechnology companies, medical device manufacturers, electronics developers, and other competitors is intense. Academic institutions, hospitals, governmental agencies, and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures. These and other competitors’ technological advances could render our products noncompetitive or obsolete. We may be unable to respond to technological advances through the development and introduction of new products. Moreover, many of our existing and potential competitors have substantially greater financial, marketing, sales, distribution, manufacturing and technological resources than our Company. These competitors may be in the process of seeking FDA or other regulatory approvals or clearances, or patent protection, for competitive products. Our competitors could, therefore, commercialize competing products in advance of our products.

If we are unable to hire and retain qualified personnel, we may not be able to successfully implement our plan of operations
Our future success will depend in part upon our ability to attract and retain highly qualified personnel. We will compete for such personnel with other companies, academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified personnel. Loss of key personnel or the inability to hire or retain qualified personnel could hurt our ability to successfully implement our plan of operation.

We may rely on consultants for certain strategic activities, which results in less control over such activities
We may rely upon consultants and advisors to assist in formulating research and development strategies, testing and manufacturing, and marketing-related issues. We have less control over the activities of our consultants than we do over our employees, which may reflect negatively in the time and effort devoted to such activities. Consultants and advisors may be employed outside of our Company and may have commitments or consulting or advisory contracts with other entities that could conflict with their service to our Company.

We may be exposed to large product liability claims
Our business exposes us to potential liability risks that are inherent in the testing, manufacturing, and marketing of medical and other electronic and fiber optic products. The use of our proposed products in clinical trials may expose us to product liability claims and possible adverse publicity. These risks also exist with respect to our proposed products, if any, that receive regulatory approval for commercial sale. We do not have Product Liability Insurance coverage.    Any product liability claim brought against us, with or without merit, could result in the increase in the inability to secure coverage in the future. A product liability or other judgment against our Company would have a material adverse effect upon our financial condition.

We depend on our senior management’s experience and knowledge of the industry and would be adversely affected by the loss of our senior manager
We are dependent on the continued efforts of our president and third party advisors. In addition, we do not maintain life or key-man insurance.  The failure of our president to continue to provide services to the Company, or the failure of the Company to maintain relationships with appropriate third party advisors, would have a material adverse effect on our business.

Our inability to fund our capital expenditure requirements may adversely affect our growth and profitability
Our success is dependent upon our ability to raise capital from outside sources. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth, and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including: our financial condition and results of operations, the condition of the economy, and conditions in relevant financial markets in the United States and elsewhere in the world.

There is doubt about our ability to continue as a going concern
Our auditor’s report on our December 31, 2009 financial statements expresses an opinion that considerable doubt exists as to whether we can continue as an ongoing business. Since our sole officer and director may be reluctant or unable to loan or advance additional capital to the Company, we believe that if we do not raise additional capital, we may be required to suspend or cease the implementation of our business plans. You may be investing in a company that will not have the funds necessary to continue to deploy its business strategies.  As the Company has been issued an opinion by its auditors that substantial doubt exists as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors.

Risks related to our common stock

The market price for our common stock may be volatile
The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following: actual or anticipated fluctuations in our quarterly operating results, announcements of new products by us or our competitors, changes in financial estimates by securities analysts, announcements by our competitors of significant acquisitions, strategic  partnerships, joint ventures or capital commitments, additions or departures of key personnel, potential litigation, or conditions in the market.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.   These market fluctuations may also materially and adversely affect the market price of our common stock.

Shareholders could experience substantial dilution
We may seek funding through the issuance of convertible notes and warrants, private placements, convertible debentures, and other issuances of our capital stock.  If we issue additional shares of our capital stock, our shareholders will experience dilution in their respective percentage ownership in the Company.

We have no present intention to pay dividends
We have never paid dividends or made other cash distributions on our common stock, and we do not expect to declare or pay any dividends in the foreseeable future. We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A large  portion  of our  common  stock  is  controlled  by a small  number  of shareholders
A large portion of our common stock is held by a small number of shareholders. As a result, these shareholders are able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We may be subject to "penny stock" regulations
The Securities and Exchange Commission, or SEC, has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and our sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. These additional sales practice and disclosure requirements could impede the sale of our securities. Whenever any of our securities become subject to the penny stock rules, holders of those securities may have difficulty in selling those securities.

Use of Proceeds

Our Offering is being made on a self-underwritten basis: a minimum of 2,000,000 shares must be sold in order for the Offering to proceed. The maximum number of shares offered is 4,000,000 shares.  The Offering price per share is $0.02. The following table sets forth the uses of proceeds assuming the sale of the minimum and maximum number of shares offered by the Company.

	If Minimum Shares Sold	If Maximum Shares Sold
GROSS PROCEEDS FROM THIS OFFERING	$40,000	$80,000
Offering Expenses	$12,500	$12,800
NET PROCEEDS	$27,500	$67,200
Patent Fees and Expenses	$8,000	$10,200
Website Development	$1,500	$4,000
Research and Development	$2,500	$25,000
Office Establishment and Operating Expenses	$9,500	$20,000
Legal and Accounting	6,000	8,000
Total use of Net Proceeds	$27,500	$67,200

The Company’s highest priority for use of proceeds raised in this Offering is to protect our intellectual property through the pursuit of utility patent applications.  Our next priority is research and development expense, followed by legal and accounting costs and fees.  In the event that the maximum number of shares is sold, the Company intends to use approximately $25,000 for research and development of our current technologies, and approximately $20,000 for general operating expenses.  General operating expenses may include such items as salaries and payments to third party contractors, office supplies, and related expenses.

We have established a separate bank account and all proceeds from the shares sold by the Company will be deposited into that account until such time as the minimum number of shares is sold, at which time the funds will be released to us for use in our operations. In the event we do not sell the minimum number of shares before the expiration date of the Offering, all funds will be returned promptly to the subscribers, without interest or deduction.

Determination of Offering Price

As there is no established public market for our shares, the Offering price and other terms and conditions relative to our shares have been arbitrarily determined by NL One Corporation. The Offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the Offering price for the shares or the fairness of the Offering price used for the shares. Among the factors considered in determining the Offering price were:

•	Our lack of operating history
•	The proceeds to be raised by the Offering
•	The viability of our technologies
•	The amount of capital to be contributed by purchasers in this Offering
•	Our relative cash requirements

Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB). In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents, nor can there be any assurance that such an application for quotation will be approved. In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public Offering price, as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including depth and liquidity.

Dilution of the Price per Share

Dilution represents the difference between the Offering price and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered.  Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.  The following tables compare the differences of your investment in our shares with the investment of our existing stockholders.

The price of the current Offering is fixed at $0.02 per share. This price is significantly greater than the price paid by the Company’s current shareholders for common equity since the Company’s inception on October 17, 2007. The Company’s shareholders paid as low as $0.000125 per share, a difference of $0.019875 per share lower than the share price in this Offering.

As of December 31, 2009, the net tangible book value of our shares of common stock was $5,281 or approximately $0.00015 per share based upon 34,888,000 shares outstanding.

Existing stockholders if all of the shares are sold

Price per share	$0.02
Net tangible book value per share before Offering	$0.00015
Potential gain to existing shareholders	$80,000
Net tangible book value per share after Offering	$0.00219
Increase to present stockholders in net tangible book value per share after Offering	$0.00204
Capital contributions	$80,000
Number of shares outstanding before the Offering	34,888,000
Number of shares after Offering held by existing stockholders	20,008,000
Percentage of ownership after Offering	51.45%

Purchasers of shares in this Offering if all shares are sold

Price per share	$0.02
Dilution per share	$-
Capital contributions	$80,000
Percentage of capital contributions	93.81%
Number of shares after Offering held by public investors	18,880,000
Percentage of ownership after Offering	48.55%

Existing stockholders if the minimum number of shares are sold

Price per share	$0.02
Net tangible book value per share before Offering	$0.00015
Potential gain to existing shareholders	$40,000
Net tangible book value per share after Offering	$0.00123
Increase to present stockholders in net tangible book value per share after Offering	$0.00108
Capital contributions	$40,000
Number of shares outstanding before the Offering	34,888,000
Number of shares after Offering held by existing stockholders	20,008,000
Percentage of ownership after Offering	54.24%

Purchasers of shares in this Offering if minimum number of shares are sold

Price per share	$0.02
Dilution per share	$-
Capital contributions	$40,000
Percentage of capital contributions	88.34%
Number of shares after Offering held by public investors	16,880,000
Percentage of ownership after Offering	45.76%

Selling Security Holders
The Selling Shareholders named in this prospectus are offering all of the 14,880,000 shares of common stock offering through this prospectus.  These shares were acquired from us in private placements that were exempt from registration under Regulation D of the Securities Act of 1933.
The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the Selling Shareholders, including:

1.	the number of shares owned by each prior to this Offering
2.	the total number of shares that are to be offered for each
3.	the total number of shares that will be owned by each upon completion of the Offering
4.	the percentage owned by each upon completion of the Offering

Name Of Selling Shareholder	Shares Owned Prior To This Offering	Total Number Of Shares To Be Offered For Selling Shareholders Account	Total Shares Owned Upon Completion Of This Offering	Percentage of Shares Owned Upon Completion Of This Offering
Jessie Ennis	400,000	400,000	0	0%
Avis Berryman	400,000	400,000	0	0%
Calation Graham Jr	400,000	400,000	0	0%
Arthur Payne	400,000	400,000	0	0%
Myra Berryman	400,000	400,000	0	0%
Calation Graham Jr.	400,000	400,000	0	0%
Keicia Webster	400,000	400,000	0	0%
April Bumbrey	600,000	600,000	0	0%
Jennifer Tetteh	400,000	400,000	0	0%
Teneka Payne	400,000	400,000	0	0%
James Johnson	400,000	400,000	0	0%
Eric Berryman	400,000	400,000	0	0%
Wanda Berryman	400,000	400,000	0	0%
Gerald Massey	400,000	400,000	0	0%
Larry Ford	400,000	400,000	0	0%
Randy Cook	600,000	600,000	0	0%
Wayne Waller	400,000	400,000	0	0%
Rosalind Waller	600,000	600,000	0	0%
Keith Stefan Berryman	400,000	400,000	0	0%
Michelle Payne	400,000	400,000	0	0%
Charissa Payne	400,000	400,000	0	0%
Latonya Berryman	400,000	400,000	0	0%
Brenda Bumbrey	400,000	400,000	0	0%
Mitchell Smith	600,000	600,000	0	0%
Calvin Boxley	600,000	600,000	0	0%
Jessica Robinson	480,000	480,000	0	0%
Theresa Robinson	480,000	480,000	0	0%
Amber Grayson	480,000	480,000	0	0%
Erica Dean	480,000	480,000	0	0%
Jenifer Morris	480,000	480,000	0	0%
Jackson Morris	480,000	480,000	0	0%
John M. Payne	400,000	400,000	0	0%
Chris Perrot	600,000	600,000	0	0%
TOTAL	14,880,000	14,880,000	0	0%

The named party beneficially owns and has sole voting and investment over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 34,888,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholders at any time within the past three years;
(2)	has ever been one of our officers or directors;
(3)	has been a registered broker-dealer or an affiliate of a registered broker-dealer.

Ms. Harder is personally acquainted with our shareholders, and solicited their investment in the private placement.  Ms. Harder did not use any finders or brokers in the solicitation of the investors and did not pay any fees or commissions.

Plan of Distribution

Shares Offered by the Selling Stockholders

The selling security holders may sell some or all of their shares at a fixed price of $0.02 per share until our shares are quoted on the Over The Counter Bulletin Board (OTCBB) and thereafter at prevailing market prices or privately negotiated prices.  Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents to enable our shares to be quoted on the OTCBB, nor can there be any assurance that an application for quotation will be approved.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading,
•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or
•	any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

Shares Offered by the Company

This is a self-underwritten Offering that permits our officer and director to sell the shares directly to the public, with no commission or other remuneration payable to her for any shares she may sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Diane L. Harder, our officer and director, will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officer and director will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The officer and director will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

a.  Our officer and director is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of her participation; and,
b.  Our officer and director will not be compensated in connection with her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
c.  Our officer and director is not, nor will be at the time of her participation in the Offering, an associated person of a broker-dealer; and
d.  Our officer and director meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that she (A) primarily performs, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Only after our registration statement is declared effective by the Securities and Exchange Commission (the "SEC"), do we intend to advertise and hold investment meetings.  We will not utilize the Internet to advertise our Offering.  Once the registration statement is declared effective, Ms. Harder will distribute the prospectus to potential investors at the investment meetings, to business associates and to her friends and relatives who are interested in a possible investment in the Company.  No shares purchased in this Offering will be subject to any kind of lock-up agreement.

Neither the Company’s management nor any of their affiliates will purchase shares in this Offering to reach the minimum.

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. These rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $1,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).  For transactions covered by the Rule, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale.  Consequently, the Rule may affect the ability of broker-dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker-dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker-dealer compensation; the broker-dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

The foregoing rules apply to broker-dealers.  They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934.  Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities.  Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distributed.  Our president and director, who will sell the shares, is aware that she is required to comply with the provisions of Regulation M, promulgated under the Securities and Exchange Act of 1934, as amended.

Offering Period and Expiration Date

This Offering will start on the date that this registration statement is declared effective by the SEC and continue for a period of 180 days, and an additional 90 days, if so elected by our Board of Directors, unless the Offering is completed or otherwise terminated by us.

Procedures for Subscribing

We will not accept any money until the SEC declares this registration statement effective.  Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this Offering, you must:

1.	execute and deliver a subscription agreement; and
2.	deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “NL ONE CORPORATION.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. Subscriptions for securities will be accepted or rejected within 48 hours of our receipt. We will return all monies from rejected subscriptions immediately to the subscriber, without interest or deductions.

Description of Securities

Common Stock

The following description of our capital stock and provisions of our Articles of Incorporation, as amended, and Bylaws is only a summary. You should also refer to our Articles of Incorporation, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

We are authorized to issue up to 80,000,000 of our Common Shares, Par Value $.0001 per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation, as amended. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this Offering, when they are paid for will be, fully paid and non-assessable.

As of the date of this prospectus, we have not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this Offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, if any, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve assumptions, and describe our future plans, strategies, and expectations. Such statements are generally identifiable by use of the words "may,"  "will,"  "should,"  "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished.

Such forward-looking statements include statements regarding, among other things, (a) the potential markets for our products, our potential profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Plan of Operation" and "Description of Our Business and Properties," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to ensure that the required statements, in light of the circumstances under which they are made, are not misleading.

Although forward-looking statements in this report reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown risks, business, economic, and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Information about the Company

Description of Business

NL One Corporation was incorporated in the State of Nevada, United States of America, on October 17, 2007 under the name Nevada Legacy Enterprises Corporation. Its fiscal year end is December 31. Neither the Registrant nor any of its significant subsidiaries have been a party to any bankruptcy, receivership, or similar proceedings.  Our principal executive offices are located at 5348 Vegas Drive, Las Vegas, NV 89108, and our telephone number is (702) 871-8678. We currently have no employees, and rely on the services of our sole officer and director.  On February 4, 2010, we amended our Articles of Incorporation thereby changing our name to NL One Corporation.

General

Our focus is to develop and market new and innovative electronic, fiber optic, and information technologies.  We currently own the rights to two patent pending technologies for health care monitoring devices, and we are planning the development of a proprietary health care information technology (IT) conduit.  However, while our current technologies focus on health care, we plan to expand these technologies into applications for other market segments, and we may also pursue new technologies in areas not related to the health care industry. Because the expansion of our technologies into other market segments will not occur for the foreseeable future, the following discussion of our business will focus on our current health care related technologies.

OUR MARKET

The healthcare industry faces many challenges in today's environment of governance and regulatory compliance, and this picture will inevitably become even more complex as a national healthcare system takes shape in the coming years. Today, in order to remain competitive, healthcare organizations must provide transparency, focus on cost-control, and protect against risks. These are the precise issues to which our current technologies are dedicated.

From 1950 to 2004 the total resident population of the United States increased from 150 million to 294 million, representing an average annual growth rate of 1 percent. During the same period, the population 65 years of age and over grew twice as rapidly, and increased from 12 to 36 million persons. The population 75 years of age and over grew 2.9 times as quickly as the total population, increasing from 4 to 18 million persons. Projections indicate that the rate of population growth from now to 2050 will be slower for all age groups, but older age groups will continue to grow more than twice as rapidly as the total population.

This aging of the population has important consequences for the healthcare system. As the older fraction of the population increases, more services will be required for the treatment and management of chronic and acute health conditions. Providing the healthcare services needed by Americans of all ages will be a major challenge in the 21st century.

Home Healthcare Industry

The U.S. home heath care industry is comprised of over 20,000 service providers, a staggering increase from 1963, when only 1,100 home health care providers existed. Estimated annual revenue for these firms exceeds $36 billion annually. Home healthcare firms deliver services to more than 7.6 million individuals, or roughly 2.8 percent of the U.S. population. Of all recipients, 68.6 percent are over the age of 65, and 62.3 percent are women.

Clients typically require services due to permanent disability, long-term health conditions, acute illness, or permanent illness. Specific conditions requiring home health care most frequently include diabetes, heart failure, and chronic ulcers of the skin, osteoarthritis, and hypertension. Advances in medical devices and technology have made home care a viable alternative to institutional care for the treatment of such conditions, and although hospitals remain the primary providers of medical services, Home Healthcare services have capitalized on the need to lower the overall cost of medical care.

Home care can be tailored to meet the individual’s needs, and provides an alternative to expensive stays in hospitals or skilled care facilities. Familiarity and patient comfort are the best arguments for home care even in cases where the household has not been ideally equipped.

Members of America's ‘Baby Boomer’ generation (persons born during the post-World War II birth rate boom, lasting from 1946 through about 1964) suffer from a growing number of chronic ailments, many of which fall squarely into the purview of the Home Healthcare industry. Leading diagnoses for ailing baby boomers during 2001 were high blood pressure, arthritis and related joint disorders, the common cold, and diabetes. Doctor visits for treatment of diabetes went up 63 percent between 1992 and 2001. Diabetes was the primary diagnosis at 27 million doctor visits in 2001.

Other prevalent ongoing services include delivery of nutrients intravenously or through feeding tubes, the intravenous infusion of antibiotics to treat infectious diseases, and infusion therapies for patients with fully or partially dysfunctional digestive tracts.

Based on these factors, NL One Corporation has decided to focus initially on the care and monitoring of patients suffering from diabetes, and those requiring ongoing infusion therapy. To this end, we have filed U.S. patent applications for two relevant technologies, a Non Invasive Blood Glucose Tester, and a Thermal Detector of Intravenous Infiltration, as part of our core proprietary corporate assets:

OUR PRODUCTS

Through our current technologies we intend to meet the needs of health care organizations including hospitals, out-patient facilities, and home health care providers, by addressing three tightly interconnected areas: healthcare delivery (diagnosis, intervention, monitoring, outcome analysis, follow-up), reporting/claim management (e.g., HIPAA 5010), and patient privacy (patient maintains full control over disbursement and retention of their medical records).

Non Invasive Blood Glucose Level Tester

Our blood glucose level tester technology continuously monitors a patient’s blood glucose levels using a non-invasive sensor, preferably taped to a patient’s arm.  The sensor uses a chemical switch that does not puncture the patient’s skin, and does not come in contact with the patient’s blood.

Monitoring the level of glucose in certain individuals is vitally important to their health. High or low levels of glucose may have detrimental effects. The monitoring of glucose is particularly important to individuals with diabetes, as they must determine when insulin is needed to reduce glucose levels in their bodies or when additional glucose is needed to raise the level of glucose in their bodies.

A conventional technique used by many diabetics for personally monitoring their blood glucose level includes the periodic drawing of blood, the application of that blood to a test strip, and the determination of the blood glucose level using calorimetric, electrochemical, or photometric detection. This technique does not permit continuous or automatic monitoring of glucose levels in the body, but typically must be performed manually on a periodic basis. Unfortunately, the consistency with which the level of glucose is checked varies widely among individuals. Many diabetics find the periodic testing inconvenient and they sometimes forget to test their glucose level or do not have time for a proper test. In addition, some individuals wish to avoid the pain associated with the test. These situations may result in dangerous hyperglycemic or hypoglycemic episodes.

Other devices have been developed for continuous or automatic monitoring of glucose in the blood stream. A number of these devices use electrochemical sensors, which are directly implanted into a blood vessel or in the subcutaneous tissue of a patient. However, these devices are typically large, bulky, and/or inflexible, and many cannot be used effectively outside of a controlled medical facility, such as a hospital or a doctor's office, unless the patient is restricted in his or her activities. Additionally, these devices require a sensor to be implanted in the patient.

The patient's comfort and the range of activities possible while the sensor is implanted are important considerations in designing extended-use sensors for continuous or automatic monitoring of glucose levels. There is a need for a small, comfortable device, not requiring surgical implantation, which can continuously monitor the level of glucose while still permitting the patient to engage in normal activities. Continuous and/or automatic monitoring of glucose can provide a warning to the patient when their glucose is at or near a threshold level so that the patient can take appropriate action in a timely manner.

NL One Corporation’s blood glucose level tester technology comprises a procedure and device for the continuous and/or automatic monitoring of the patient’s glucose levels using a sensor taped or otherwise removable attached to the patient. The device will use a chemical switch known as a fullerene, which will trigger an alarm when a patient becomes hyperglycemic or hypoglycemic.  Unlike traditional blood glucose level testing methods, our technology is non-invasive, and does not require contact with the patient’s blood or other bodily fluids.  The technology instead senses minute changes in the patient’s body chemistry, which manifest themselves as a “scent” which accompanies both hyperglycemia and hypoglycemia, but is not readily noticeable.  The chemical “scent” causes a change in the structure of the fullerene and triggers the alarm.

Currently, the only known method to detect early signs of hyperglycemia or hypoglycemia through scent is through the use of specialty-trained canines.  However, these specialty-trained canines are expensive, and are not practical for constant monitoring, or monitoring during certain activities.  The fullerene switch based technology will be used to develop devices, which will be small, and comfortable when used, thereby allowing a wide range of activities.

Thermal Detection of Intravenous Infiltration

In the United States, approximately 80% of hospital patients require intravenous (IV) therapy, with approximately 50% of the IV lines failing due to infiltration, a clot in the cannula, an inflammatory response of the vein, or separation of the cannula from the vein. IV infiltration, also known as extravasations, is usually accompanied by pain, crytherma, and/or swelling at the cannula tip or the insertion site. Severe infiltration may lead to necrosis requiring skin debridement, skin grafting, or amputation. Infiltration represents a common area of malpractice lawsuits filed against physicians and nurses. With the likelihood of any new health care legislation including some limitation on malpractice suits, it becomes even more crucial to prevent such common complications, and the ensuing litigation.

Common methods for detecting infiltration include visual and tactile examinations, monitoring of IV line pressure, checking for blood return, and electromagnetic radiation detection.  The most common method is visual/tactile examinations of the IV site.  Typically, a nurse examines the IV site at regular intervals to monitor for infiltration.  Unfortunately, by the time infiltration is recognizable through this method, severe damage may already have been done to the patient.

NL One Corporation’s patent pending technology provides a simple, reliable, inexpensive, and noninvasive method for monitoring IV sites for early detection of infiltration. The key aspects of our technology are that it provides a device that:

1.	is potentially sensitive and robust against false alarms,
2.	monitors both the insertion procedure and any infiltration that may occur without direct attention of medical personnel,
3.	provides continuous monitoring of the IV site,
4.	eliminates the subjectivity of observer-based visual inspections,
5.	can detect small amounts of infiltrate well before the infiltration could be detected by a skilled human observer, thereby reducing the physical and financial costs associated with infiltration, and
6.	uses a detection device that is not complex, inexpensive to manufacture, and more reliable than any prior art devices.

Medical Service Delivery Conduit (MSDC)

Conceptually, the MSDC is analogous to the automated patient monitoring and emergency response systems used in hospitals, but optimized for the more geographically distributed environments covered in the Home Healthcare environment through use of the latest wireless technologies.

Through the MSDC, we plan to link feeds from monitoring systems, such as our Thermal Detector of Intravenous Infiltration, or the Blood Glucose Tester, to home health care or emergency personnel.  The system will enable emergency personnel and health care professionals to react to home health care emergencies with little or no input from the patient or others in the home where treatment is being given.  For example, in the event that a patient has an IV infiltration episode in the home, a home health care professional can be dispatched to the home before visual detection of the infiltration is possible.

Tightly Integrated Data Management

Another critical capability of our MSDC involves the seamless and secure management of regulatory information and patient medical records.

Current government-mandated reporting standards, such as HIPAA 5010, are complex, burdensome, and compliance represents a significant cost overhead for medical practitioners. With the likely expansion of government participation in healthcare, this area is certain to assume an even more critical position of importance. By tightly integrating these reporting requirements into the actual patient care processes, we will vastly decrease the effort required for compliance.

The confidentiality of patient medical information has long been recognized as an area of legitimate concern. Nonetheless, with the proliferation of medical specialists, multiple testing centers, and the expansion of legitimately concerned parties, the model in which a patient hand delivers his or her own x-rays or medical portfolios is clearly no longer adequate.

For example, on November 25, 2009, it was announced that the Veterans Administration and Kaiser Permanente will be launching a pilot program to exchange electronic health record information. Veterans in the San Diego area who receive care from both institutions have been invited to participate in the pilot program. Veterans who respond and ask to participate will enable their public and private sector healthcare providers and doctors to share specific health information electronically.

"The ability to share critical health information is essential to interoperability," said Secretary of Veterans Affairs, Eric K. Shinseki. "Utilizing the NHIN's standards and network will allow organizations like VA and the Department of Defense to partner with private sector health care providers to promote better, faster and safer care for Veterans."

Officials said VA, DOD, and HHS have been working closely to create a system that will modernize the way healthcare is delivered and benefits are administered. The DOD will be included in the next phase of the pilot program in 2010.

We plan to develop our MSDC to integrate a vast array of patient data and records with the automated patient monitoring and emergency response systems.  This system will put health care providers on the alert as to any potential drug interactions or other problems associated with a treatment or course of action before such treatment or course of action is initiated.

PRODUCT DEVELOPMENT

Our technologies are in the early development stage.  We will utilize third party development engineering firms to refine our technologies into viable products.  We intend to only work with third parties when we retain broad rights to commercially utilize the technological advancements made by the third parties.  Development contracts will be structured to provide third party firms with incentives to provide timely and satisfactory performance by associating payments with the achievement of substantive development milestones, or by providing for the payment of royalties to them based on sales of the developed product.   However, there is no guaranty that we will be able to retain needed third party firms on favorable terms.  The failure to retain needed developers may delay or prevent commercialization of our technologies.

INTELLECTUAL PROPERTY

We believe that our competitive position will depend in part upon our ability to obtain and enforce intellectual property rights protecting our technology. To protect our intellectual property rights, we intend to rely on a combination of patents, trademarks and trade secret laws, as well as confidentiality, consulting and employee agreements. As of December 31, 2009, we owned two pending provisional U.S. patent applications, covering non-invasive blood glucose level tester, and thermal detection of IV infiltration. Our provisional U.S. patent applications expire on July 23, 2010, and regular utility patent applications must be filed before that date to ensure full protection of our patent rights. We intend to file for additional patents when appropriate to strengthen our intellectual property rights. We also intend to license and acquire intellectual property from third parties.

Our patent applications may not result in issued patents, and we cannot assure you that any patents that have or might be issued will protect our intellectual property rights or will be able to be successfully enforced. Even if valid and enforceable, our patents may not be sufficiently broad to prevent others from developing products that are similar to ours. Any patents issued to us may be challenged by third parties as being invalid or unenforceable, or third parties may independently develop similar or competing technology that avoids our patents. We cannot be certain that the steps we take will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

The medical device industry has been characterized by frequent and extensive intellectual property litigation. It is possible that our competitors or other patent holders may assert that products we develop are covered by their patents. In addition, our competitors may infringe our issued patents, if any, on the basis that their devices or the methods employed in their procedures are covered by our patents. Enforcing our patent rights, however, will be expensive and time-consuming and could distract management and harm our business and such enforcement efforts might not be successful.

An adverse determination in litigation or interference proceedings to which we may become a party relating to intellectual property could subject us to significant liabilities to, or require us to seek licenses from, third parties. Furthermore, if we are found to willfully infringe third-party intellectual property rights, we could, in addition to other penalties, be required to pay treble damages. Although intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could have an adverse material effect on our business.

COMPETITION

We believe that our ability to compete effectively will depend on such factors as:

•	the ability to develop our technologies into viable products;

•	our reputation and development of relationships with hospitals and members of the home healthcare industry;

•	obtaining clinical evidence demonstrating the safety and effectiveness of devices based on our technologies;

•	the cost of developing our devices; and

•	our ability to develop our technologies prior to competing technologies entering the market.

•	obtaining the rights to new technologies;

•	diversifying into fields other than medical related technologies;

•	attracting and retaining skilled personnel;

•	obtaining patents or other intellectual property protection for our technologies; and

•	conducting clinical studies and obtaining and maintaining regulatory approvals.

Our industry is highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Our competitors have significantly greater financial and human capital resources than we do and have established reputations and worldwide distribution channels, all of which we are lacking.  We compete against very large and well-known medical device manufacturers including Johnson & Johnson, Medtronic and other large medical device developers and manufacturers.  In addition, each of those companies, along with others, has the financial resources, distribution channels and engineering expertise to potentially develop and commercialize products that compete with our technologies.

Because of the size of the market opportunity for the treatment of diabetes and detection of IV infiltration, competitors and potential competitors have historically dedicated and will continue to dedicate significant resources to aggressively promote their products or develop new products. New product developments that could compete with us more effectively are likely because of the prevalence of diabetes and IV infiltration, and the extensive research efforts and technological progress that exist within the market. Furthermore, as products based on our technologies are not yet developed, competitors may develop successfully develop and market competing technologies before products based on our technologies can be developed.

GOVERNMENT REGULATION

Products based on our current technologies will be medical devices, subject to extensive and rigorous regulation under the Federal Food, Drug and Cosmetic Act, or the FDCA, as implemented and enforced by the FDA, as well as the laws and regulations implemented and enforced by other federal, state and local regulatory bodies in the United States and comparable authorities in other countries. We may be required to file for and obtain either 510(k) clearance or a pre-market approval (PMA) application for those products or indications. Pursuit of FDA approval may involve clinical trials, and can require large capital expenditures.  Even if we do raise sufficient funds to pursue FDA approval, there is no guarantee that the FDA will ultimately approve our products.

EMPLOYEES

We currently have no employees. Our sole officer and Director provides services to us on an as-needed basis. When we commence full operations, we plan to hire full-time management and administrative support staff.

PLAN OF OPERATION

Our cash balance is $6,881 as of December 31, 2009.  We believe our cash balance is not sufficient to fund our limited levels of operations for any period of time.  We have been utilizing and may continue to utilize funds from Diane Harder, our sole officer and director, who has informally agreed to advance funds to allow us to pay for offering costs, filing fees, and professional fees.  Ms. Harder, however, has no formal commitment, arrangement or legal obligation to advance or loan funds to the Company. In order to achieve our business plan goals, we will need the funding from this offering and substantial additional funding. We are a development stage company and have generated no revenue to date.

We believe that we will be able to raise enough money through this Offering to further our business operations, but we cannot guarantee that completion of this Offering will allow us to stay in business after doing so.  If we are unable to successfully generate revenues we may quickly use up the proceeds from this Offering and will need to find alternative funding sources. At the present time, we have not made any arrangements to raise additional funds other than through this Offering.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount of $80,000 from this Offering, we expect that it will last a maximum of twelve months without additional funding.  If we only raise the minimum amount of $40,000 from this Offering we will need to raise additional funds within the next six months to meet the expenditures required for operating our business.  Our specific goal upon completion of this Offering is to establish an office, further our efforts to protect our intellectual property, further the development of our products, and develop a corporate website as follows:

Office Establishment

Upon the completion of the offering, we plan to establish our office and acquire the necessary equipment we need to expand operations. We believe that it will cost approximately $9,500 to $20,000 to establish and support our office over the 12 months following completion of this Offering. We have no intentions to hire any employees: our sole officer and director will handle our administrative duties.

Patent Protection

We currently own patent rights to two technologies.  The technologies are the subject of two provisional patent applications each filed on July 23, 2009.  Provisional patent applications are not examined for patentability and become abandoned not later than 12 months after their filing date.  Within the 12 month period that the provisional patent applications are effective, corresponding utility patent applications must be filed in order to preserve the early filing date established by the provisional application.  It is our intention to utilize funds from this Offering to file utility patent applications for our technologies prior to July 23, 2010.  However, in the event that we do not raise enough funds to file our utility patent applications prior to July 23, 2010, we may file utility patent applications, which would have a later filing date and may have a material adverse affect on our ability to protect our technologies.

Product Development

We do not expect the funds we raise in this Offering to be sufficient to fully develop our technologies.  The majority of development costs will be paid to third party firms for engineering services.  We do not expect to have enough funds to fully develop any of our technologies into a viable product during fiscal year 2010, and we will need to raise additional funding to have a viable product to bring to market.

Website Development

After our office is established we plan to develop our website. Our website will display information about our products, technologies and us and other information. We plan to subscribe for a website search optimizing service to increase the frequency our website is displayed to our potential customers when they search for key words related to our technologies.

Description of Property

We do not hold ownership or leasehold interest in any property.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation and settlement matters that will not have a material effect on our operations or finances. There are no known pending legal proceedings to which the Registrant or its management is a party or of which any of their property is the subject, no such proceedings are known to have been threatened, and no such proceedings are known to be contemplated by governmental authorities.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

There is no established United States public market for our common stock.  Our common stock is not listed on a public exchange; however, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB). In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents, nor can there be any assurance that such an application for quotation will be approved.

We have 34 holders of record of our common shares as of March 16, 2010.

We have issued 34,888,000 common shares since our inception On October 17, 2007 as follows:  We have issued 20,008,000 shares to our sole president and director; and we have issued 14,880,000 shares in private offerings to non-affiliate friends, family, and business associates of our director. We have agreed to register the 14,880,000 shares belonging to non-affiliate shareholders.

We do not have any compensation plan under which equity securities are authorized for issuance. There are no outstanding options or warrants or securities that are convertible into shares of common stock.  We have never paid cash dividends on any of our securities, and we have no present intentions of paying any cash dividends for the foreseeable future.

Selected Financial Data

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

Supplementary Financial Information

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Liquidity and Capital Resources

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As of December 31, 2009, the Company has working capital of $5,281 and an accumulated deficit of $359.

Since we initiated our business operations we have been funded primarily by the private sale of equity to investors.  During the year ended December 31, 2009, our operations were funded by the sale of equity to shareholders and capital contributions from our President, which collectively totaled $7,460.  Through December 31, 2009, we had used approximately $579 of those funds for our operations.

We currently have very little cash on hand and no other liquid assets.  Therefore, in order to carry on our business, we must obtain additional capital. The Company intends to fund continuing operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements for the next twelve months.

As of December 31, 2009 we had no material commitments for capital expenditures.

Results of Operations

Due to our lack of funds, our operations are very limited.  As a result, we realized no revenue during the year ended December 31, 2009, and inflation and changing prices have had no impact on the Registrant's revenues or income from continuing operations since inception.

While the Registrant currently owns the rights to two pending patent applications, it remains uncertain whether either or both patent applications will ever issue.  Furthermore, our patent counsel informs us that the cost of both obtaining and enforcing patent protection is difficult to estimate.  The inability to obtain or enforce patent protection on our technologies may have a material unfavorable impact on our ability to earn revenue or income from continuing operations.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Registrant’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Changes in and Disagreements with Accountants

None.

Quantitative and Qualitative Disclosures about Market Risk

We are a smaller reporting company as defined by Rule 229.10(f)(1) and are not required to provide the information required by this item.

Directors and Executive Officers

Our executive officer and director and her age as of the date of this prospectus are as follows:

Name	Age	Position
Diane L. Harder	72	President, Director

The director will serve as director until our next annual shareholder meeting or until a successor is elected who accepts the position. Directors are elected for one-year terms. Officers hold their positions at the will of the Board of Directors, absent any employment agreement.  There are no arrangements, agreements, or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of the Company’s affairs.

Diane L. Harder, President and Director

Since December 18, 2008, Ms. Harder has been our President, Chief Executive Officer, Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and sole member of our Board of Directors. Ms. Harder has been working in the medical field at various nursing facilities since receiving her CNA license in 1972.  From 2004 through 2006 Ms. Harder worked as a CNA at Sullivan Park Care Center in Spokane Washington.  From 2006 through 2008 Ms. Harder worked as a CNA at Madison Nursing Home in Spokane WA.  Neither Sullivan Park Care Center nor Madison Nursing Home is a parent, subsidiary, or other affiliate of NL One Corp.  In 2008, Ms. Harder retired from her position at Madison Nursing Home and began working at solutions to problems she encountered in the nursing profession.  Ms. Harder devotes approximately 15 hours per week to our operations, and will devote additional time as required.  Ms. Harder is not an officer or director of any other reporting company.

To the best of our knowledge, none of our directors or executive officers, during the past ten years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

1.
Any petition under the Federal bankruptcy laws or any state insolvency law being filed by or against, or a receiver, fiscal agent or similar officer being appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Conviction in a criminal proceeding, or being a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
Being the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or
iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
Being the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity;

5.
Being found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or
ii.
Any law or regulation respecting financial institutions or insurance companies  including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

There are no formal written employment arrangements in place. We do not have any agreements or understandings that would change the terms of compensation during the course of a year.

The table below shows what we have paid to our directors since our inception on October 17, 2007 through December 31, 2009.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs ($)	LTIP Payouts ($)	All Other Compensation ($)
John Vanhara, President & Director	10-17-07 (inception) to 12-18-08	0	0	0	0	0	0	0
Diane Harder, President & Director	12-18-08 to 12-31-09	0	0	0	0	0	0	0

Compensation Committee Interlocks and Insider Participation

The Company’s Board of Directors does not have a compensation committee, and no member of the Company’s Board of Directors has performed functions equivalent to a compensation committee.   During the year ending December 31, 2009, our sole executive officer was also the sole member of our board of directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of March 16, 2010 of our common stock by our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 16, 2010 there were 34,888,000 common shares issued and outstanding. To the best of our knowledge, all persons named have sole voting and investment power with respect to the shares, except as otherwise noted.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering	Percent of Class After Offering with Minimum Number of Shares Sold	Percent of Class After Offering with Maximum Number of Shares Sold
Common	Diane L. Harder	20,008,000	57.35%	54.24%	51.45%
	All Officers and Directors as a Group	20,008,000	57.35%	54.24%	51.45%

Certain Relationships and Related Transactions

None of our directors and officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all of our outstanding shares, nor any promoter, nor any relative or spouse of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our inception, or in any presently proposed transaction which, in either case, has or will materially affect us.

Director Independence

Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation.  Our sole director, Diane L. Harder is also our sole officer.   As a result, we do not have any independent directors.

Additional Information

We have filed with the Commission a registration statement on Form S-1 under the 1933 Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at: 1-800-SEC-0330.  The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses in connection with the sale and distribution of the Common Stock being registered.  All amounts shown are estimates except the Securities and Exchange Commission registration fee.  The costs and expenses set forth below include the costs attributable to the registration of shares for the Company’s Offering as well as the Selling Shareholders, which expenses shall be paid borne entirely by the Company.

Cost to Company
SEC Registration Fee	$27
Printing and Edgarizing expenses	$1,000
Legal fees and expenses	$7,500
Accounting fees and expenses	$3,500
Transfer agent	$500
Stock certificates	$200
Miscellaneous	$73

Total	$12,800

Indemnification of Officers and Directors
Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position Of Indemnification For Securities Act Liabilities

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

Recent Sales of Unregistered Securities

December 18, 2008, the Company sold 8,000 shares of its common stock, par value $.0001 per share, to its sole Director and Officer Diane Harder.  Total consideration received from this offering was $500.

In July of 2009, the Company issued 20,000,000 shares of its common stock, par value $.0001 per share, to its sole Director and Officer Diane Harder.  The shares were issued in consideration of Ms. Harder’s assignment to the Company of all right and title in two patent applications owned by Ms. Harder.

In August of 2009, the Company completed an offering of 14,880,000 shares of its common stock, par value $.0001 per share, to friends and business associates of our Director, Diane Harder.  Total consideration received from this offering was $1,860.

The offers, sales, and issuances of the securities described above were deemed to be exempted from registration under the Securities Act of 1933 (the “Securities Act”) in reliance Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor or was provided the information specified in paragraph (b)(2) of Rule 502 of the Securities Act.

Exhibits and Financial Statement Schedules

Financial Statements

NL One Corporation
(A Development Stage Company)

Audited Financial Statements

For the Period from October 17, 2007
(Inception) through December 31, 2009

NL One Corporation
(A Development Stage Company)

Index to Audited Financial Statements

For the Period from October 17, 2007
(Inception) through December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of
NL One Corporation
Las Vegas, NV

We have audited the accompanying balance sheets of NL One Corporation (a development stage company) (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended, and for the period of October 17, 2007 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and cash flows for the years then ended, and for the period of October 17, 2007 (date of inception) through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has not generated revenues from operations and has incurred net losses since inception. This raises substantial doubt about the Company's ability to meet its obligations and to continue as a going concern. Management's plans in regard to this matter are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, UT
March 5, 2010

NL One Corporation
(A Development Stage Company)
Balance Sheets

	December 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash	$6,881	$-
Subscriptions receivable (Note 4)	-	500
Total current assets	6,881	500

Other assets:
Intangible assets (Note 3)	1,820	-
Total assets	$8,701	$500

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,600	$-
Total current liabilities	1,600	-

Stockholders' Equity (Note 4)
Preferred stock, par value $.0001, 10,000,000 shares authorized, none issued and outstanding as of December 31, 2009 and 2008	-	-
Common stock, par value $.0001, 80,000,000 shares authorized, 34,888,000 and 8,000 issued and outstanding as of December 31, 2009 and 2008, respectively	3,489	1
Additional paid-in capital	3,971	499
Deficit accumulated during the development stage	(359)	-
Total stockholders' equity	7,101	500
Total liabilities and stockholders' equity	$8,701	$500

See accompanying notes to the audited financial statements.

NL One Corporation
(A Development Stage Company)
Statements of Operations

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from October 17, 2007 (Inception) through December 31, 2009

Revenues:	$-	$-	$-

Operating expenses:
Selling, general and administrative	359	-	359
Operating loss before income taxes	(359)	-	(359)

Income tax (expense) benefit	-	-	-

Net loss available to common stockholders	$(359)	$-	$(359)

Basic and diluted loss per common share	$(0.00)	$(0.00)

Weighted average shares outstanding	14,608,658	285

See accompanying notes to the audited financial statements.

NL One Corporation
(A Development Stage Company)
Statements of Cash Flows

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from October 17, 2007 (Inception) through December 31, 2009

Cash flows from operating activities:
Net loss	$(359)	$-	$(359)
Net cash used in operating activities	(359)	-	(359)

Cash flows from investing activities:
Purchase of intangible assets	(220)	-	(220)
Net cash used in investing activities	(220)	-	(220)

Cash flows from financing activities:
Proceeds received from subscriptions receivable	500	-	500
Capital contributions	5,100	-	5,100
Issuance of common stock for cash	1,860	-	1,860
Net cash provided by financing activities	7,460	-	7,460

Net increase in cash	6,881	-	6,881
Cash at beginning of period	-	-	-
Cash at end of period	$6,881	$-	$6,881

Non-Cash Investing and Financing Activities:
Purchase of intangible assets on credit	$1,600	$-	$1,600
Issuance of common stock for subscriptions receivable	$-	$500	$500

Supplemental Disclosures:
Cash paid for interest	$-	$-	$-
Cash paid for income taxes	$-	$-	$-

See accompanying notes to the audited financial statements.

NL One Corporation
(A Development Stage Company)
Statements of Changes in Stockholders' Equity
For the Period from October 17, 2007 (Inception) through December 31, 2009

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity

Balance, October 17, 2007 (Inception)	-	$-	$-	$-	$-
Net loss for the period				-	-
Balance, December 31, 2007	-	-	-	-	-

Common stock issued for cash at $.0625 per share, December 19, 2008	8,000	1	499	-	500
Net loss for the year ended December 31, 2008	-	-	-	-	-
Balance, December 31, 2008	8,000	1	499	-	500

Common stock issued for cash at $.000125 per share	14,880,000	1,488	372	-	1,860
Common stock issued for intangible assets acquired from President	20,000,000	2,000	(2,000)	-	-
Contributed capital	-	-	5,100	-	5,100
Net loss for the year ended December 31, 2009	-	-	-	(359)	(359)
Balance, December, 31, 2009	34,888,000	$3,489	$3,971	$(359)	$7,101

See accompanying notes to the audited financial statements.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

1)	ORGANIZATION

Formally known as Nevada Legacy Enterprises Corporation, NL One Corporation (the “Company”) was incorporated on October 17, 2007 in the State of Nevada.  The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America, and the Company’s fiscal year end is December 31.

The Company’s intended operations are to develop, patent, and market innovative technologies and particularly, products in the fiber optic and electronic fields.  The Company currently owns patent pending technologies, acquired through a stock exchange transaction with its President (see Note 3), which technologies are focused primarily on the healthcare industry.  To date, the Company’s activities have been limited to its formation, minimal operations, and the raising of equity capital.

DEVELOPMENT STAGE COMPANY

The Company is considered to be in the development stage as defined in ASC 915 “Accounting and Reporting by Development Stage Enterprises.”  The Company’s efforts have been devoted primarily to raising capital, borrowing funds and attempting to implement its planned, principal activities.

2)	SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  The Company’s periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

2)	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.  The Company had $6,881 and $0 in cash and had no cash equivalents as of December 31, 2009 and 2008, respectively.

NET INCOME OR (LOSS) PER SHARE OF COMMON STOCK

The Company has adopted ASC 260 “Earnings per Share,” (“EPS”) which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.  In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008

Net loss	$(359)	$-

Weighted average shares outstanding (Basic)	14,608,658	285
Options	-	-
Warrants	-	-

Weighted average shares outstanding (Diluted)	14,608,658	285

Net loss per common share (Basic and Diluted)	$(0.00)	$(0.00)

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

2)	SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future.  The Company places its cash and cash equivalents with financial institutions of high credit worthiness.  At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.  The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Statement of Financial Accounting Standards (“SFAS”) No. 165 (ASC Topic 855), “Subsequent Events,” SFAS No. 166 (ASC Topic 810), “Accounting for Transfers of Financial Assets-an Amendment of FASB Statement No. 140,” SFAS No. 167 (ASC Topic 810), “Amendments to FASB Interpretation No. 46(R),” and SFAS No. 168 (ASC Topic 105), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles- a replacement of FASB Statement No. 162” were recently issued. SFAS No. 165, 166, 167, and 168 have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Standards Update (“ASU”) ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures – Overall, ASU No. 2009-13 (ASC Topic 605), Multiple Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU’s No. 2009-2 through ASU No. 2010-08 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

3)	INTANGIBLE ASSETS

On July 20, 2009, the Company entered into an assignment agreement with its President, whereby the Company’s President assigned to the Company all title, right, and interest in and to the following two inventions: (i) Non-Invasive Blood Glucose Level Tester; and (ii) Thermal Detection of Intravenous Infiltration, in exchange for 20,000,000 shares of the Company’s common stock (see Note 4).  Since the President’s historical cost basis of the inventions is $0, and neither the common stock issued by the Company nor the inventions is objectively measureable, the Company has offset the common stock’s par value of $2,000 with a corresponding amount recorded in additional paid in capital, resulting in a net transaction value of $0 in accordance with SAB Topic 5g.

On July 23, 2009, the Company capitalized $1,820 in legal and other fees incurred to obtain patents on the inventions acquired by the President.  Once the patents are granted, the Company will amortize total capitalized costs over the shorter of the useful or legal life, and will also analyze the costs for impairment on a quarterly basis.

4)	STOCKHOLDERS’ EQUITY

AUTHORIZED STOCK

In January 2009, the Company amended its Articles of Incorporation, and as a result, increased its authorized common shares from 1,000 to 10,000,000.  The Company’s common shares have a par value of $.0001 per share, and each common share of the Company entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder is sought.

In February 2010, the Company further amended its Articles of Incorporation, whereby the Company authorized 10,000,000 preferred shares with a par value of $.0001 per share, and approved an 8:1 forward split of the Company’s common stock.  As a result, effective February 4, 2010, each issued and outstanding share of the Company’s common stock was automatically converted to 8 shares of common stock, and authorized common shares of the Company increased from 10,000,000 to 80,000,000.  Par value remained at $.0001 (see Note 7).  The stock split has been retroactively applied to all periods presented and all share issuances described in the audited financial statements and footnotes are assumed to be post-split unless otherwise indicated.

SHARE ISSUANCES

In December 2008, the Company issued 8,000 common shares to its President, at $.0625 per share, in exchange for $500.  This amount was received in January 2009.  Accordingly, the Company recorded a subscriptions receivable amount, totaling $500 as of December 31, 2008.  Since the funds were received the month following issuance and prior to the publication of these audited financial statements, the subscription receivable has been reported as a current asset.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

4)	STOCKHOLDERS’ EQUITY (CONTINUED)

SHARE ISSUANCES (CONTINUED)

In July 2009, the Company issued 20,000,000 common shares to its President, at $.00 per share, in exchange for the assignment of all title, right, and interest in two patent pending technologies (see Note 3).

On various dates in August 2009, the Company issued 14,880,000 common shares to affiliates of the Company’s President, at $.000125 per share, in exchange for $1,860.

As of December 31, 2009 and 2008, the Company had issued and outstanding 34,888,000 and 8,000 shares of common stock, respectively.  The Company has not issued any shares of preferred stock since inception.

The Company has no stock option plan, warrants or other dilutive securities.

CAPITAL CONTRIBUTIONS

In May 2009, the Company’s President contributed $100 to open one of the Company’s bank accounts.  In September 2009, the President contributed an additional $5,000 to fund operations.   Both contributions were made in exchange for no further consideration.

5)	PROVISION FOR INCOME TAXES

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under ASC 718-740-20 to give effect to the resulting temporary differences which may arise from differences in the basis of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years.

Minimal development stage deferred tax assets arising as a result of net operating loss carry forwards have been offset completely by a valuation allowance due to  the uncertainty of their utilization in future periods.  Operating loss carry forwards totaled $359 for the period from October 17, 2007 (Inception) through December 31, 2009 and will begin to expire in 2027.  Accordingly deferred tax assets of approximately $126 were offset by a valuation allowance, which increased by $126 and $0 during the years ended December 31, 2009 and 2008, respectively.

The Company adopted the provisions of uncertain tax positions as addressed in ASC 740-10-65-1, on December 31, 2004. As a result of the implementation of ASC 740-10-65-1, the Company recognized approximately no increase in the liability for unrecognized tax benefits.

NL One Corporation
(A Development Stage Company)
Notes to the Audited Financial Statements
For the Period from October 17, 2007 (Inception) through December 31, 2009

5)	PROVISION FOR INCOME TAXES (CONTINUED)

The Company has no tax position at December 31, 2009 and 2008 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the periods presented. The Company had no accruals for interest and penalties at December 31, 2009 and 2008. The Company’s utilization of any net operating loss carry forward may be unlikely as a result of its intended development stage activities.

6)	GOING CONCERN AND LIQUIDITY CONSIDERATIONS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As of December 31, 2009, the Company has working capital of $5,281 and an accumulated deficit of $359.  The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months. The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, develop, patent and market its two patent pending technologies.  In response to these problems, management intends to raise additional funds through public or private placement offerings. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

7)	SUBSEQUENT EVENTS

On February 4, 2010, the Company amended its Articles of Incorporation, whereby the Company:

-	changed its name from Nevada Legacy Enterprises Corporation to NL One Corporation;

-	authorized 10,000,000 preferred shares, with par value of $.0001. The authorization of the preferred shares has been retroactively applied to all periods presented; and

-
effected an 8:1 forward split, whereby each issued and outstanding share of common stock has been automatically converted to 8 shares of common stock.  As a result, authorized common shares have been increased from 10,000,000 to 80,000,000.  The par value of the post – split shares remains $.0001 per share.  The forward split has been retroactively applied to all periods presented.

On January 19, 2010, the Company’s President contributed $3,000 to the Company in exchange for no further consideration.

The Company has evaluated its subsequent events from the balance sheet date through the date of this report and determined there are no additional events to disclose.

Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K.

Exhibit Number	Document Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Opinion of the law firm of Befumo & Schaeffer, PLLC, regarding the legality of the securities being registered.
23.1	Consent of Child, Van Wagoner & Bradshaw, PLLC
23.2	Consent of the law firm of Befumo & Schaeffer, PLLC (included in Exhibit 5.1).
99.1	Subscription Agreement

Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a)	include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration Statement; and

c)	include any additional or changed material information on the plan of distribution.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the Offering.

4. That, for determining our liability under the Securities Act to any purchaser in the initial distribution of the securities, we undertake that in a primary offering of our securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	any preliminary prospectus or prospectus that we file relating to the Offering required to be filed pursuant to Rule 424 (Section 230.424 of this chapter);
ii.	any free writing prospectus relating to the Offering prepared by or on our behalf or used or referred to by us;
iii.	the portion of any other free writing prospectus relating to the Offering containing material information about us or our securities provided by or on behalf of us; and
iv.	any other communication that is an offer in the Offering made by us to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or control person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, DC, on this 17th day of March, 2010.

NL ONE CORPORATION

BY:	/s/ Diane. L. Harder
Diane L. Harder
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Diane L. Harder	President, Director	March 17, 2010